EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have issued our report dated July 9, 2004, accompanying the consolidated financial statements and schedules incorporated by reference in the Annual Report of Koss Corporation on Form 10-K for the year ended June 30, 2004. We hereby consent to incorporation by reference of said reports in this Registration Statement of Koss Corporation of Form S-3.

/s/ Grant Thornton LLP

Milwaukee, Wisconsin

November 17, 2004